EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 our report dated September 29, 2014, relating to the consolidated financial statements of Green Earth Technologies, Inc. and subsidiary, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey
November 21, 2014